Exhibit 99.1

FOR IMMEDIATE RELEASE

ModusLink Global Solutions Announces Executive Changes

Warren G. Lichtenstein Appointed as Interim Chief Executive Officer;
James R. Henderson Appointed as Chief Executive Officer of ModusLink Supply Chain Business

WALTHAM, Mass. – March 29, 2016 – ModusLink Global Solutions™, Inc. (the “Company”) (NASDAQ: MLNK) today announced that its Board of Directors has appointed Warren G. Lichtenstein as its interim Chief Executive Officer, replacing John J. Boucher who resigned as President and Chief Executive Officer on March 23, 2016 to pursue other interests.  Mr. Lichtenstein will remain Chairman of the Board.  The Company also disclosed today that James R. Henderson has been appointed as the Chief Executive Officer of the Company’s principal operating subsidiary, ModusLink Corporation (“ModusLink”).

“Jim is an experienced business executive with an impressive track record in sales, operations and supply chain management,” stated Mr. Lichtenstein.  “I’ve worked with Jim for years and his knowledge of our industry and the markets we serve, along with his extensive hands-on operational experience, make him the perfect fit to lead ModusLink in this important period in our corporate evolution.  We have the cash resources on hand to grow our core business and enhance operational capabilities.  On behalf of the Board, I would like to welcome Jim to ModusLink and look forward to collaborating with him as we continue to execute our strategy while driving long-term shareholder value.”

Mr. Henderson is a seasoned industry veteran with significant public company and turnaround experience.  Throughout his career, he has held various leadership positions with global corporations and supply chain and distribution businesses.  Most recently, Mr. Henderson served as Acting Chief Executive Officer of School Specialty, Inc., a leading distributor of educational supplies, furniture and curriculum products to the education and healthcare industries, where he helped navigate the Company’s turnaround, enhance distribution and manufacturing capabilities to stabilize the core business, and drive process improvements throughout.  Prior to School Specialty, he served as Chief Executive Officer of Point Blank Solutions, a worldwide leader in the manufacturing and distribution of protective products and ballistic armor to the U.S. Military, Federal and Law Enforcement agencies, and international markets.  Previously, he was CEO of other public companies across multiple industries.

“While the global market remains challenging, we have strong and long-standing client relationships, a strategic global footprint, and some of the best talent in the industry.  My focus over the coming year is to continue to drive operational efficiencies on behalf of our employees and the clients they serve, while working with the team to grow sales and expand our pipeline across the globe.  I look forward to taking on this role and working with the ModusLink team to deliver unprecedented value for our clients,” stated Mr. Henderson.

In addition to his prior management roles, Mr. Henderson has and currently serves on a number of corporate Boards.  He has served as a Director of Aerojet Rocketdyne since 2008, Chairman of the Board of School Specialty, Inc. since June 2013, and a Board member of Aviat Networks since January 2015.  Previously, Mr. Henderson served as a Director of RELM Wireless Corporation, DGT Holdings Corp., SL Industries, Angelica Corporation, ECC International Corp., and Point Blank Solutions, among others.

About ModusLink

ModusLink Corporation, a wholly-owned subsidiary of ModusLink Global Solutions, Inc. (NASDAQ: MLNK), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. The Company’s operations are supported by more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK), through its wholly-owned subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (together “ModusLink"), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. ModusLink’s operations are supported by more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

This release contains forward-looking statements, which address a variety of subjects. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. The Company does not undertake any obligations to update forward-looking statements made by it.

ModusLink Global Solutions
Glenn Wiener
President and CEO, GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com